                                                                    Exhibit 20.1

March 26, 1999

                                  ANNUAL REPORT

                                MELLON BANK, N.A.

                    MELLON BANK HOME EQUITY LOAN TRUST 1996-1

                              ANNUAL PERIOD ENDING

                                DECEMBER 31, 1998


Reimbursement of Previous Liquidation Loss Amounts for 1998 per Clause (viii) of
Section 5.03:

                                                                                        $        -0-

During the Revolving Period (1/98 and 2/98), Net Principal Allocation for 1998 per Clause (x) of Section 5.03:

         (a)      Distributed to Seller                                                 $   17,898,948.00
         (b)      Reinvested in Additional Mortgage Loans                               $   38,010,702.00
         (c)      Deposited in Excess Funding Accounts                                  $        -0-


During the Amortization Period (3/98 through 12/98), the Certificate Principal
Collections per clause (xi) of Section 5.03:

                                                                                        $  302,740,665.00
During the Amortization Period (3/98 through 12/98), the portion of Principal
Collections distributed to the Seller:

                                                                                        $    7,985,667.00


                                                  MELLON BANK, N.A., as Servicer



                                                  By     PATRICK RYAN
                                                     --------------------------
                                                      Name:  Patrick Ryan
                                                      Title: Vice President